PROMISSORY NOTE – Salary + Bonus + Vacation Pay Q1+Q2 2016

$98,480.00 Date: June 30, 2016

FOR VALUE RECEIVED, the undersigned, Skinvisible, Inc., of 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120 promises to pay to the order of Terry Howlett (“Lender”), whose address is , or such other place as the Lender may designate in writing to the undersigned, the principal sum of Ninety Eight Thousand Four Hundred and Eighty Dollars ($98,480.00), together with interest thereon from date hereof until paid, at the rate of ten percent (10%) per annum as follows: The entire principal and interest amount shall be repaid on or before June 30, 2021.

All or any part of the aforesaid principal sum plus interest may be prepaid at any time and from time to time without penalty. This note is in regards to gross salary and bonus from January 1, 2016 to June 30, 2016.

Upon written request by Lender, the principal of this loan and accrued interest may be converted to common shares of Skinvisible, Inc. at the price of Two Cents ($0.02) per share at any time up until June 30, 2021. In addition, the Company will issue a warrant agreement in the name of your designate, which will give the holder the right to purchase further shares at Two Cents ($0.02) per share if exercised within 3 years following the conversion date. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the holder in this transaction for an aggregate total of Two Million Four Hundred and Sixty Two Thousand (2,462,000) additional shares at the above price.

This note is made and executed under, and is in all respects governed by, the laws of the State of Nevada.

Skinvisible, Inc.